Exhibit 99.1

FOR IMMEDIATE RELEASE

DRAVCO MINING INC. ANNOUNCES ENTERING INTO A LETTER OF
INTENT WITH PARADOX BASIN RESOURCES CORP. AND RETENTION OF
GLOBAL ARENA CAPITAL CORP.

VANCOUVER, B.C. March 8, 2012, Dravco Mining Inc. (the “Company” or “Dravco”) (OTCBB: DVCO) enters into Letter of Intent with Paradox Basin Resources Corp. (“Paradox”).

On March 7, 2012, Dravco entered into a non-binding Letter of Intent (“LOI”) with Paradox whereby the Company will acquire 100% of the issued equity securities of Paradox under the following terms and conditions:

1.           The Company will issue of 36,380,000 restricted shares of common stock to the stockholders of Paradox pro-rata to their current shareholdings.

2.           In addition, the Company will issue an aggregate of 4,115,666 warrants to replace existing Paradox warrants in accordance with pre-existing terms and conditions.

3.           The Company will have cash assets at closing of at least $6,000,000.

4.           On or before Closing, the Company’s current President, CEO and Director will resign and will tender his current holdings of 10,000,000 shares of common stock for cancellation and a new Board of Directors as nominated by Paradox will be appointed.

5.           On or before Closing, Carl Di Placido will be appointed President and Chief Executive Officer, Ray Mongeau will be appointed Chief Operating Officer and Chris Carmichael will be appointed Chief Financial Officer and Corporate Secretary.

6.           The Letter of Intent will expire on April 15, 2012 unless otherwise mutually agreed to in writing by the parties.

About Paradox Basin Resources Corp.

Paradox is a private company formed in the State of Delaware.  Paradox’s Monument Potash Property (MPP) holds approximately 82,821 acres of prospecting potash permit applications (PPPA) of Federal Lands, approximately 8,552 acres of Utah School Trust Land potash leases and approximately 3,896.49 acres of private lands potash leases for a total of 95,269 contiguous acres.

There are no assurances that all the above conditions or applicable corporate and securities laws can be satisfied or that all subjects will be removed such that the transaction as contemplated can be completed and closed.

Retention of Global Arena Capital Corp.

On March 5, 2012, the Company retained Global Arena Capital Corp. as financial advisor to the Company.  Global Arena Capital Corp. is an SEC, FINRA registered broker-dealer.

On behalf of the Board of Directors,

Dravco Mining Inc.
Rodney Lozinski, President

For additional information, contact

Carl Di Placido
Paradox Basin Resources Corp.
Telephone: 416 917-5039
cdiplacido@xplornet.com

Disclaimer: This Press Release may contain, in addition to historical information and, forward-looking statements These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Dravco Mining’s expectations, and Dravco Mining expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.